Exhibit 12.1



            UAL Corporation and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges

                                              Three Months
                                                 Ended
                                                March 31

                                             1997     1996
                                             (In Millions)
                                             -------------
Earnings:
   Earnings before income taxes and
     extraordinary item                    $ 171     $  10
   Fixed charges, from below                 232       272
   Undistributed earnings of affiliates      (25)      (20)
   Interest capitalized                      (24)      (15)
                                           -----     -----
       Earnings                            $ 354     $ 247
                                           =====     =====

Fixed charges:

   Interest expense                        $  69     $  85
   Portion of rental expense
     representative of the
     interest factor                         163       187
                                           -----     -----
   Fixed charges                           $ 232     $ 272
                                           =====     =====

Ratio of earnings to fixed charges          1.53      (a)
                                           =====     =====


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(a) Earnings were inadequate to cover fixed charges by $25
    million in the first quarter of 1996.